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                                                                     EXHIBIT 6


                        [NATIONAL LIFE OF VERMONT LETTERHEAD]



                               December 27, 1995



Ladies and Gentlemen:

     In my capacity as Senior Vice President - Product of National Life Insurance Company, I have provided actuarial advice concerning: (a) the preparation of a registration statement for National Variable Life Insurance Account filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

     It is my professional opinion that:

     (1) The "sales load," as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940, shall not exceed 9 per centum of the payments made under the Policies, in conformance with paragraphs (b)(13)(i)(B) and (c)(7) of Rule 6e-3(T).

     (2) The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in Appendix A of the prospectus (the "Prospectus") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchasers of Policies, who are male non-smokers age 40 in the preferred rate class, than to prospective purchasers of Policies for males or females at other ages.

     (3) The information contained in the examples in the section of the prospectus entitled "Policy Benefits," based on the assumptions stated in the examples, is consistent with the provisions of the Policies.

     I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and the use of my name under the heading "Experts" in the prospectus contained in the Registration Statement.

                              Sincerely,



                              /s/ CRAIG A. SMITH
                              ------------------
                              Craig A. Smith
                              Senior Vice President - Product